UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☒	Soliciting material pursuant to §240.14a-12

AMERICAN POWER CONVERSION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

For Immediate Release

American Power Conversion Sets Record Date and Date of Special Meeting of Shareholders

WEST KINGSTON, R.I. – December 4, 2006 – American Power Conversion Corporation (Nasdaq: APCC) (APC) today announced it has set a record date for a special meeting of its shareholders to consider and vote upon the proposal to approve the Agreement and Plan of Merger, dated as of October 28, 2006, by and among Schneider Electric SA, Trianon Inc., an indirect wholly-owned subsidiary of Schneider Electric, and APC. The Agreement and Plan of Merger provides for a merger in which each share of APC common stock will be converted into the right to receive $31.00 in cash.

Shareholders of record at the close of business on Wednesday, December 6, 2006 will be entitled to notice of, and to vote at, the special meeting, which will be held on Tuesday, January 16, 2007 at 2:00 p.m. Eastern Time at 31 West 52nd Street, New York, New York. A definitive proxy statement containing information about the special meeting and the proposed merger will be filed with the Securities Exchange Commission and a copy of the definitive proxy statement, along with other voting materials and instructions, will be mailed to shareholders of record as of the record date. Shareholders are encouraged to read these materials when available as they contain important information about the merger.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2.0 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.

All trademarks are the property of their respective owners.

Additional Information Relating to the Merger and Where to Find It

APC has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors are urged to read the preliminary proxy statement, which contains important information. The preliminary proxy statement and other documents filed by APC with the SEC are available free of charge at the SEC’s website (www.sec.gov), APC’s website (www.apcc.com) or from APC directly by making a request to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations (telephone 401-789-5735).

APC, Schneider and their respective directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APC shareholders in connection with the approval of the proposed transaction. Information about APC’s directors and executive officers is available in APC’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Information about Schneider’s directors and executive officers is available from its 2005 Annual Report, which can be obtained for free from its website at www.schneider-electric.com, and also are available in a Schedule 13D that was filed by Schneider with the SEC on November 6, 2006. Additional information about the interests of potential participants is included in the preliminary proxy statement APC filed with the SEC.

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For more information contact:

Investors:

Debbie Hancock, APC director, investor relations, 800 788 2208, ext. 2994, Debbie.hancock@apcc.com

Media:

Chet Lasell, APC public relations director, 800-788-2208, ext. 2693, chet.lasell@apcc.com

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